Exhibit 99.1
Pinterest Appoints Chip Bergh to Board of Directors
SAN FRANCISCO, Calif. - May 9, 2024 - Pinterest, Inc. (NYSE: PINS) Pinterest, Inc., today announced that it has appointed Charles “Chip” Bergh, former Chief Executive Officer of Levi Strauss & Co, to its Board of Directors, effective May 9.
“With an illustrious career spanning over four decades, Chip brings a wealth of retail expertise and visionary leadership to our board,” said Bill Ready, Chief Executive Officer of Pinterest. "He has transformed some of the generation’s most iconic retail and consumer packaged goods brands, and his strategic vision will be invaluable as we continue Pinterest’s momentum and growth as a go-to online shopping destination.”

Chip recently retired as President and CEO of Levi Strauss & Co. in January 2024, a role he held over 12 years. During his tenure, he successfully reinvigorated the Levi’s global brand and business performance, leading to its successful IPO in 2019.

"I’ve long been a fan of Pinterest, a platform where people go to find inspiration, curate ideas, and shop," said Chip Bergh. “It’s an exciting time for the company as it innovates and steps into this next stage of growth. I look forward to working with the talented team and contributing to its ongoing momentum."

Prior to joining Levi Strauss & Co. Chip worked at Procter & Gamble for 28 years in roles of increasing scope and complexity in marketing, general management, and executive leadership driving growth for brands like Gillette, Swiffer, and Old Spice.

Chip has been on the Board of HP, Inc. since 2015 and was elected non-executive Chair of the Board in 2017. He previously served on the Boards of Levi Strauss & Co, VF Corporation and the Economic Development Board of Singapore. He holds a B.A in international affairs from Lafayette College in Pennsylvania.

About Pinterest
Pinterest is a visual search and discovery platform where people find inspiration, curate ideas, and shop products—all in a positive place online. Headquartered in San Francisco, Pinterest launched in 2010 and has over half a billion monthly active users worldwide.